UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3199071
(State of Incorporation)	(I.R.S. Employer Identification No.)

1178 Broadway, 3rd Floor #1450

New York, NY 10001

(330) 577-3424

(Address of Principal Executive Offices)

Zedge, Inc. 2016 Stock Option and Incentive Plan, as Amended and Restated

(Full Title of the Plan)

Jonathan Reich

Chief Executive Officer

Zedge, Inc.

1178 Broadway, 3rd Floor #1450

New York, NY 10001

(330) 577-3424

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Dov T. Schwell, Esq.

Schwell Wimpfheimer & Associates LLP

37 West 39th Street, Suite 505

New York, NY 10018

(646) 328-0795

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

General Instruction E Information

This Registration Statement on Form S-8 is being filed by Zedge, Inc. (the “Registrant”) for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plan are effective. Specifically, this filing seeks to register an additional 150,000 shares to the pool from which to grant awards granted pursuant to the Zedge, Inc. 2016 Stock Option and Incentive Plan (the “Plan”), as amended and restated, in compliance with Section 711(c) of the NYSE American Company Guide. The Registrant’s Registration Statements on Form S-8 with respect to the Plan, filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2016 (File No. 333-212600), on October 26, 2016 (File No. 333-214258), on October 30, 2017 (File No. 333-221214), on December 9, 2019 (File No. 333-235422), on March 12, 2021 (File No. 333-254225), on April 12, 2022 (File No. 333-264248) and on March 28, 2025 (File No. 333-286195), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended July 31, 2025, filed with the Commission on October 28, 2025;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended October 31, 2025, filed with the Commission on December 12, 2025, and for the quarter ended January 31, 2026, filed with the Commission on March 16, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on December 12, 2025, January 15, 2026, March 12, 2026 and March 25, 2026; and

(d)	The description of the Class B common stock, par value $0.01 per share (the “Class B Common Stock”), of the Registrant set forth under Item 11 in the Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form 10, filed with the Commission on June 1, 2016, including any amendment or report filed for the purpose of updating such information and contained in Exhibit 4.02 to our Annual Report on 10-K filed with the Commission on October 28, 2025, including any amendment or report filed for the purpose of updating such information..

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit and that any alteration, amendment or repeal of this section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment or repeal with respect to acts or omissions occurring prior to such alteration, amendment or repeal.

The Registrant’s By-Laws provide that the Registrant shall indemnify and hold harmless any person who was or is a party to or is threatened to be made a party to or is involved (as a party, witness, or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
*4.1	Zedge, Inc.’s 2016 Stock Option and Incentive Plan, as Amended and Restated.
*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.
*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).
*23.2	Consent of UHY LLP.
24.1	Power of Attorney (included on the Signature Page to this Registration Statement).
*107	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 30, 2026.

ZEDGE, INC.

By:	/s/ Jonathan Reich
Jonathan Reich
Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Jonathan Reich, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of March 30, 2026.

Signature	Titles

/s/ Jonathan Reich	Chief Executive Officer
Jonathan Reich	(Principal Executive Officer)

/s/ Yi Tsai	Chief Financial Officer
Yi Tsai	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Jonas	Director
Michael Jonas

/s/ Howard S. Jonas	Director
Howard S. Jonas

/s/ Mark Ghermezian	Director
Mark Ghermezian

/s/ Elliot Gibber	Director
Elliot Gibber

/s/ Paul Packer	Director
Paul Packer

/s/ Gregory Suess	Director
Gregory Suess

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Zedge, Inc.’s 2016 Stock Option and Incentive Plan, as Amended and Restated.
*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.
*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).
*23.2	Consent of UHY LLP
24.1	Power of Attorney (included on the Signature Page to this Registration Statement).
*107	Filing Fee Table.

*	Filed herewith